Exhibit T3E-1

                              ELIZABETH ARDEN, INC
                           Offer to Purchase for Cash
          Any and All Outstanding 11-3/4% Senior Secured Notes due 2011
              ($104,000,000 Aggregate Principal Amount Outstanding)
                             (CUSIP No. 28660G AA4)
                                       and
      Solicitation of Consents to Proposed Amendments to Related Indenture

--------------------------------------------------------------------------------
THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 22, 2004, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS OF NOTES (AS DEFINED BELOW) MUST TENDER THEIR NOTES AND PROVIDE THEIR CONSENTS TO THE PROPOSED AMENDMENTS (AS DEFINED HEREIN) ON OR PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 7, 2004, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE "CONSENT DATE"), IN ORDER TO RECEIVE THE TOTAL CONSIDERATION, WHICH INCLUDES THE TENDER OFFER CONSIDERATION AND THE CONSENT PAYMENT. NOTES MAY NOT BE TENDERED WITHOUT DELIVERING A CONSENT.
--------------------------------------------------------------------------------

           Elizabeth Arden, Inc., a Florida corporation (the "COMPANY"), hereby offers to purchase for cash any and all of its outstanding 11-3/4% Senior Secured Notes due 2011 (the "NOTES") issued pursuant to the indenture (the "INDENTURE"), dated as of January 23, 2001 among the Company, as issuer, the Guarantors signatory thereto, as Guarantors and HSBC Bank USA, as trustee (the "TRUSTEE"), upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (the "OFFER TO PURCHASE") and in the related Consent and Letter of Transmittal (the "LETTER OF TRANSMITTAL"). The Notes were issued on January 23, 2001 in an aggregate principal amount of $160,000,000, of which $104,000,000 in aggregate principal amount was outstanding as of the date of this Offer to Purchase.

           The total consideration for each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the Tender Offer shall be $1,200 (the "TOTAL CONSIDERATION"), which includes a consent payment of $20 for each $1,000 principal amount of Notes validly consenting and not revoking such consent prior to the Consent Date pursuant to the Consent Solicitation described below (the "CONSENT PAYMENT").

           In conjunction with the Tender Offer, the Company is soliciting (the "CONSENT SOLICITATION") consents (the "CONSENTS") of the registered holders of Notes (the "HOLDERS") to the adoption of certain proposed amendments (the "PROPOSED AMENDMENTS") to the Indenture and the Notes that will, among other things, eliminate substantially all of the restrictive covenants, release all of the Collateral (as defined in the Indenture) from the lien of the Indenture and eliminate certain event of default provisions currently contained in the Indenture and the Notes. Adoption of the Proposed Amendments requires receipt of Consents from Holders of not less than 85% in aggregate principal amount of the outstanding Notes, excluding for such purposes any Notes owned by the Company or any of its affiliates that have not been cancelled. The Proposed Amendments will be effected through a supplemental indenture (the "SUPPLEMENTAL INDENTURE") executed by the Company, the Guarantors and the Trustee on or promptly after the Consent Date. Subject to the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal (collectively, the "OFFERING MATERIALS"), the Company has designated a portion of the Total Consideration as the Consent Payment, which shall be payable to each Holder who validly consents to the Proposed Amendments on or prior to the Consent Date. Holders must validly tender their Notes on or prior to the Consent Date in order to be eligible to receive the Total Consideration, including the Consent Payment. Holders whose Notes are validly tendered after the Consent Date, but prior to the Expiration Date, will not receive the Consent Payment with respect to such Notes accepted for purchase pursuant to the Tender Offer, but will instead receive the Total Consideration less the Consent Payment, which is equal to $1,180 per $1,000 principal amount of Notes validly tendered and not properly withdrawn (the "TENDER OFFER CONSIDERATION"). The "CONSENT SETTLEMENT DATE" in respect of any Notes that are validly tendered prior to the Consent Date is expected to be the first business day after the satisfaction of the Requisite Consents Condition and the Financing Condition (each as herein defined). The "FINAL SETTLEMENT DATE" in respect of any Notes that are validly tendered after the Consent Date, but prior to the Expiration Date, is expected to be the first business day after the Expiration Date, unless extended by the Company. No tenders will be valid if submitted after the Expiration Date.

                                                   (continued on following page)

                      OUTSTANDING
                      PRINCIPAL                                         TENDER OFFER             CONSENT           TOTAL
    CUSIP NO.          AMOUNT               TITLE OF SECURITY           CONSIDERATION            PAYMENT       CONSIDERATION
    ---------          ------               -----------------           -------------            -------       -------------
   28660GAA4         $104,000,000        11-3/4% Senior Secured             $1,180                 $20             $1,200
                                             Notes due 2011

           IF THE NOTES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE TENDER OFFER, HOLDERS WHO VALIDLY TENDER THEIR NOTES PURSUANT TO THE TENDER OFFER BEFORE THE CONSENT DATE WILL RECEIVE CONSIDERATION EQUAL TO THE TENDER OFFER CONSIDERATION PLUS THE CONSENT PAYMENT. HOLDERS WHO VALIDLY TENDER THEIR NOTES AFTER THE CONSENT DATE, BUT ON OR PRIOR TO THE EXPIRATION DATE, WILL RECEIVE ONLY THE TENDER OFFER CONSIDERATION, BUT WILL NOT RECEIVE THE CONSENT PAYMENT.

           HOLDERS WHO TENDER THEIR NOTES IN THE TENDER OFFER ARE OBLIGATED TO CONSENT TO THE PROPOSED AMENDMENTS.

           THE OFFER IS SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS, INCLUDING WITHOUT LIMITATION, THE SATISFACTION OF THE REQUISITE CONSENTS CONDITION AND THE FINANCING CONDITION.

                            ------------------------

           NONE OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY OR ALL OF THEIR NOTES OR CONSENT TO THE PROPOSED AMENDMENTS.

                            ------------------------

           Any questions or requests for assistance may be directed to Marcey Becker, Senior Vice President, Finance at (203) 462-5809. Requests for copies of this Offer to Purchase and the Letter of Transmittal may be directed to D.F. King & Co., Inc. (the "INFORMATION AGENT") at the address and telephone number set forth on the back cover of this Offer to Purchase.

                            ------------------------

December 23, 2003

           The Company is conducting the Consent Solicitation concurrently with the Tender Offer, collectively referred to herein as the "OFFER." The purpose of the Consent Solicitation is to eliminate substantially all of the restrictive covenants, release all of the Collateral from the lien of the Indenture and to eliminate certain of the event of default provisions contained in the Indenture and the Notes.

           The Proposed Amendments will be effected by the Supplemental Indenture which is to be executed by the Company, the Guarantors and the Trustee on or promptly after the Consent Date, assuming the receipt of Consents necessary to adopt the Proposed Amendments. Adoption of the Proposed Amendments may have material adverse consequences for Holders who elect not to tender Notes in the Tender Offer because Holders of Notes outstanding after consummation of the Tender Offer will not be entitled to the benefit of substantially all of the restrictive covenants and certain event of default provisions presently contained in the Indenture and the Notes and will no longer be secured by the Collateral. In addition, the trading market for any Notes not tendered in response to the Tender Offer is likely to be substantially more limited following the consummation of the Tender Offer. See "Considerations for Non-Tendering Holders of Notes" and "The Proposed Amendments." The elimination and other modification of the covenants, security provisions and certain events of default, and the other modifications as set forth in the Supplemental Indenture, will become operative on the Consent Settlement Date. Notes that are not tendered and accepted for payment pursuant to the Tender Offer will remain obligations of the Company. If the Proposed Amendments become effective, Holders who do not tender all of their Notes pursuant to this Tender Offer will continue to hold such Notes as obligations of the Company. All Notes validly tendered pursuant to the Tender Offer and accepted by the Company will cease to be outstanding. If the Tender Offer is terminated or withdrawn, the Supplemental Indenture will never become operative.

           Holders who tender Notes in the Tender Offer are obligated to Consent to the Proposed Amendments. Pursuant to the terms of the Letter of Transmittal, the completion, execution and delivery thereof by a Holder in connection with the tender of Notes will be deemed to constitute the Consent of such tendering Holder to the Proposed Amendments with respect to such Notes. Holders may not deliver Consents without tendering the related Notes in the Tender Offer, and may not revoke Consents without withdrawing the previously tendered Notes to which such Consents relate from the Tender Offer.

           Tenders of Notes may be withdrawn and Consents may be revoked pursuant to the Offer at any time before the Consent Date. Thereafter, such tenders may be withdrawn and Consents may be revoked only if the Tender Offer is terminated without any Notes being accepted by the Company for purchase thereunder or if the Company reduces the Tender Offer Consideration or the aggregate principal amount of Notes subject to the Tender Offer. The withdrawal of Notes before the Consent Date in accordance with the procedures set forth hereunder will effect a revocation of the related Consent. In order for a Holder of Notes to revoke a Consent such Holder must withdraw the related tendered Notes.

           If a Holder does not properly tender Notes pursuant to the Tender Offer on or prior to the Consent Date, or such Holder's Consent with respect to such Notes is either not properly delivered or is revoked and not properly redelivered on or prior to the Consent Date, such Holder will not receive the Consent Payment.

           The Company currently intends to offer and sell $150 million in aggregate principal amount of senior subordinated notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (the "SECURITIES ACT") (the "NEW OFFERING"). The Company intends to use a portion of the net proceeds of the New Offering to fund the purchase of the Notes in connection with the Offer. The securities to be offered in the New Offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Statements in this Offer regarding the New Offering shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

           From time to time in the future, the Company and its subsidiaries may acquire any Notes that are not tendered and purchased pursuant to the Tender Offer (through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise), upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its subsidiaries may choose to pursue in the future.

           Holders of Notes should take note of the following dates in connection with the Offer:


    DATE                             CALENDAR DATE                                         EVENT
    ----                             -------------                                         -----
Consent Date                  Wednesday, January 7, 2004, unless        The last day for Holders to tender Notes in order to
                              extended or earlier terminated by the     qualify for the payment of the Total Consideration,
                              Company.                                  which includes the Consent Payment, on the Consent
                                                                        Settlement Date.

Expiration Date               Thursday, January 22, 2004, unless        Last day for Holders to tender Notes pursuant to the
                              extended or earlier terminated by the     Offer. The last day for Holders to validly withdraw
                              Company.                                  tenders of Notes made after 12:00 midnight, New York
                                                                        City time, on the Consent Date, under limited
                                                                        circumstances.

Consent Settlement Date       In respect of Notes that are validly      The Company accepts all Notes validly tendered prior
                              tendered prior to 12:00 midnight, New     to the Consent Date. The Company notifies the
                              York City time, on the Consent Date,      Depositary that tendered Notes are accepted for
                              the Company expects that this date will   purchase and payment.
                              be promptly after the satisfaction of
                              the Requisite Consents Condition and      The Company will deposit with the Depositary the
                              the Financing Condition.                  amount of cash necessary to pay each tendering
                                                                        Holder the Total Consideration, and accrued and
                                                                        unpaid interest.


                                                                        The Depositary pays each tendering Holder the Total
                                                                        Consideration, for all Notes accepted for tender and
                                                                        accrued and unpaid interest.

Final Settlement Date         In respect of Notes that are validly      The Company accepts all Notes validly tendered prior
                              tendered after 12:00 midnight, New York   to the Expiration Date.  The Company notifies the
                              City time, on the Consent Date but        Depositary that tendered Notes are accepted for
                              prior to 12:00 midnight, New York City    purchase and payment.
                              time, on the Expiration Date, the
                              Company expects that this date will be    The Company will deposit with the Depositary the
                              promptly after the Expiration Date,       amount of cash necessary to pay each tendering
                              unless the Offer is extended or earlier   Holder the Total Consideration less the Consent
                              terminated by the Company.                Payment, and accrued and unpaid interest.

                                                                        The Depositary pays each tendering Holder the Total
                                                                        Consideration less the Consent Payment, for all Notes
                                                                        accepted for tender and accrued and unpaid interest.



           NOTWITHSTANDING ANY OTHER PROVISION OF THE TENDER OFFER OR THE CONSENT SOLICITATION, THE COMPANY'S OBLIGATION TO ACCEPT FOR PAYMENT AND TO PAY FOR NOTES VALIDLY TENDERED PURSUANT TO THE TENDER OFFER IS CONDITIONED UPON (1) THE EXECUTION BY THE COMPANY, THE GUARANTORS AND THE TRUSTEE OF THE SUPPLEMENTAL INDENTURE IMPLEMENTING THE PROPOSED AMENDMENTS FOLLOWING RECEIPT OF THE REQUISITE CONSENTS (THE "REQUISITE CONSENTS CONDITION"), (2) THE COMPANY HAVING OBTAINED FUNDS SUFFICIENT TO PAY THE CONSIDERATION, COSTS AND EXPENSES FOR THE OFFER BY SELLING SENIOR SUBORDINATED NOTES ON TERMS AND CONDITIONS SATISFACTORY TO THE COMPANY OR OTHER MEANS (THE "FINANCING CONDITION") AND (3) SATISFACTION OF THE OTHER CONDITIONS TO THE OFFER SET FORTH HEREIN. SEE "THE TENDER OFFER AND CONSENT SOLICITATION - CONDITIONS OF THE OFFER."

           THE TENDER OFFER AND THE CONSENT SOLICITATION ARE NOT BEING MADE TO (NOR WILL THE SURRENDER OF SECURITIES FOR PURCHASE BE ACCEPTED FROM OR ON BEHALF
OF) HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE TENDER OFFER OR THE CONSENT SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

           NO FEDERAL OR STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE AND CONSENT SOLICITATION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              IMPORTANT INFORMATION

           Any Holder desiring to tender Notes and deliver Consents pursuant to the Consent Solicitation should either (1) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed, if required, and send or deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes being tendered and any other required documents to HSBC Bank USA, as depositary (the "DEPOSITARY") at its address set forth in the Letter of Transmittal, or (2) in the case of a Holder who holds Notes in book-entry form, follow the procedures set forth under "The Tender Offer and Consent Solicitation--Procedures for Tendering Notes and Delivering Consents - Tender of Notes Held Through DTC; Book-Entry Transfer." A BENEFICIAL OWNER WHOSE NOTES ARE HELD OF RECORD BY A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH NOMINEE IF SUCH BENEFICIAL OWNER DESIRES TO TENDER ITS NOTES AND DELIVER ITS CONSENT.

           The Depository Trust Company ("DTC" or the "BOOK-ENTRY TRANSFER FACILITY") has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes and deliver Consents as if they were Holders of such Notes. To effect a tender and consent, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transactions will be eligible and follow the procedure for book-entry transfer set forth in "The Tender Offer and Consent Solicitation - Procedures for Tendering Notes and Delivering Consents."

           Tendering Holders will not be obligated to pay brokerage fees or commissions to the Depositary, the Information Agent, the Trustee or the Company.

           THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO EITHER A TENDER OF NOTES OR DELIVERY OF A CONSENT PURSUANT TO THE CONSENT SOLICITATION.

           NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

           THE COMPANY DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES IN RESPONSE TO THE OFFER.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Summary.................................................................... 1
The Company................................................................ 5
Purpose of the Tender Offer and Consent Solicitation....................... 6
The Tender Offer and the Consent Solicitation.............................. 6
The Proposed Amendments.................................................... 16
Considerations for Non-Tendering Holders of Notes.......................... 18
Certain U.S. Federal Income Tax Consequences............................... 19
Information Agent and Depositary........................................... 23
Fees and Expenses.......................................................... 23
Available Information...................................................... 23
Miscellaneous.............................................................. 23
Incorporation by Reference................................................. 24
Special Note on Forward-Looking Statements................................. 24

                                     SUMMARY

           The following summary is provided solely for the convenience of the Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase, Letter of Transmittal and any amendments or supplements hereto or thereto. Holders of the Notes are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company....................      Elizabeth Arden, Inc.

The Notes......................      $104,000,000 outstanding principal
                                     amount of 11-3/4% Senior Secured Notes
                                     due 2011 (CUSIP No. 28660G AA4).

The Tender Offer...............      Offer to purchase all of the outstanding
                                     Notes for cash at the purchase price set forth below.

The Consent Solicitation.......      The Company is soliciting Consents to
                                     the Proposed Amendments to the related
                                     Indenture.

Total Consideration............      The Total Consideration for each $1,000
                                     principal amount of Notes validly
                                     tendered and Consenting prior to the
                                     Consent Date and accepted for payment
                                     pursuant to the Tender Offer and Consent
                                     Solicitation shall be $1,200.

Consent Payment................      The Company has designated a portion of
                                     the Total Consideration as the Consent
                                     Payment, which shall be payable to each
                                     Holder who delivers its Consent on or
                                     prior to the Consent Date. A Consent
                                     Payment of $20 per $1,000 principal
                                     amount of Notes as to which a Holder
                                     delivers valid and unrevoked Consents
                                     will be paid to Holders validly
                                     tendering their Notes prior to the
                                     Consent Date, following the acceptance
                                     of such Notes for purchase pursuant to
                                     the Tender Offer. No Consent Payment
                                     will be made if the Tender Offer is not
                                     consummated, and no Consent Payments
                                     will be made to Holders who do not
                                     provide Consents prior to the Consent
                                     Date.

Tender Offer
Consideration..................      The Total Consideration minus the
                                     Consent Payment is referred to as the
                                     Tender Offer Consideration, which is
                                     equal to $1,180 per $1,000 principal
                                     amount of the Notes. Holders who validly tender their Notes after the Consent
                                     Date and on or prior to the Expiration
                                     Date will receive only the Tender Offer
                                     Consideration (and will not receive the
                                     Consent Payment) if such Notes are
                                     accepted for payment.

Consent Date...................      The Consent Solicitation will expire at
                                     12:00 midnight, New York City time, on
                                     Wednesday, January 7, 2004, unless
                                     extended or earlier terminated by the
                                     Company. The term "Consent Date" means
                                     such time and date or, if the Consent
                                     Solicitation is extended, the latest
                                     time and date to which the Consent
                                     Solicitation is so extended.

Expiration Date................      The Tender Offer will expire at 12:00
                                     midnight, on Thursday, January 22, 2004, unless extended or earlier terminated by the Company. The term "Expiration Date" means such time or date, or if the Tender Offer is extended, the latest time and date to which the Tender Offer is so extended.

Purpose of the Tender Offer and
Consent Solicitation...........      The purpose of the Tender Offer is to
                                     acquire all outstanding Notes. The
                                     purpose of the Consent Solicitation and
                                     the Proposed Amendments is to eliminate
                                     or modify substantially all of the
                                     restrictive covenants, release all of
                                     the Collateral from the lien of the
                                     Indenture and to eliminate the related
                                     events of default governing the
                                     Company's actions contained in the
                                     Indenture. See "Purpose of the Tender
                                     Offer and Consent Solicitation."

The Proposed
Amendments.....................      The Proposed Amendments would, among
                                     other things, eliminate or substantially modify:

                                     -- covenants governing the Company's
                                        actions contained in the Indenture
                                        relating to:

                                        o         restricted payments;

                                        o         dividend and other payment
                                                  restrictions affecting
                                                  restricted subsidiaries;

                                        o         incurrence of indebtedness and
                                                  issuance of disqualified
                                                  stock;

                                        o         asset sales;

                                        o         liens;

                                        o         transactions with affiliates;

                                        o         provision of financial
                                                  information;

                                        o         statements by officers as to
                                                  default and compliance
                                                  certificates;

                                        o         limitations on preferred stock
                                                  or preferred equity interests
                                                  of restricted subsidiaries;

                                        o         business activities;

                                        o         taxes;

                                        o         changes of control; and

                                        o         payments for consent

                                     -- the related events of default
                                        contained in the Indenture and

                                     -- the collateral and security provisions
                                        of the Indenture.

Requisite Consents.............      Duly executed (and not revoked) Consents
                                     to the Proposed Amendments from Holders
                                     representing at least 85% in aggregate
                                     principal amount of the Notes then
                                     outstanding.

Settlement Dates...............      The "Consent Settlement Date" in respect
                                     of any Notes that are validly tendered
                                     prior to 12:00 midnight, New York City
                                     time, on the Consent Date is expected to be the first business day after the satisfaction of the Requisite Consents
                                     Condition and the Financing Condition.
                                     The "Final Settlement Date" in respect
                                     of any Notes that are validly tendered
                                     after 12:00 midnight, New York City
                                     time, on the Consent Date but prior to
                                     12:00 midnight, New York City time, on
                                     the Expiration Date is expected to be
                                     the first business day after the
                                     Expiration Date, unless extended by the
                                     Company. Payment will be made in
                                     immediately available (same-day) funds.
                                     See "The Tender Offer and Consent
                                     Solicitation - Acceptance of Notes for
                                     Purchase; Payment of the Consideration."
                                     Each of the Consent Settlement Date and
                                     the Final Settlement Date are sometimes
                                     referred to herein as a "Settlement
                                     Date."

Withdrawal Rights..............      Tenders of Notes may be validly
                                     withdrawn and Consents may be revoked at any time before the Consent Date, by following the procedures described herein. A valid withdrawal of tendered
                                     Notes before the Consent Date shall be
                                     deemed a revocation of the related
                                     Consent. Tenders of Notes may not be
                                     withdrawn and Consents may not be
                                     revoked after the Consent Date except
                                     under limited circumstances. By
                                     delivering a Consent pursuant to the
                                     terms of the Tender Offer, the Holder of the related Notes agrees that the Notes may not be withdrawn, nor the related
                                     Consents revoked after the Consent Date.
                                     Holders may tender Notes after the
                                     Consent Date but before the Expiration
                                     Date. See "The Tender Offer and Consent
                                     Solicitation - Withdrawal of Tenders and
                                     Revocation of Consents." Certain

Consequences to
Holders of Not
Tendering......................      Consummation of the Tender Offer and
                                     adoption of the Proposed Amendments may
                                     have adverse consequences for Holders of Notes who elect not to tender Notes in the Tender Offer, including the following:

                                        o         Holders of Notes outstanding
                                                  after consummation of the
                                                  Tender Offer and adoption of
                                                  the Proposed Amendments will
                                                  not be entitled to the benefit
                                                  of substantially all of the
                                                  restrictive covenants and
                                                  certain of the event of
                                                  default provisions presently
                                                  contained in the Indenture
                                                  pursuant to which the Notes
                                                  were issued and the Notes will
                                                  no longer be secured by the
                                                  Collateral;

                                        o         the trading market for the
                                                  Notes not tendered in response
                                                  to the Tender Offer is likely
                                                  to be significantly more
                                                  limited; and

                                        o         Holders of Notes who do not
                                                  validly tender before the
                                                  Consent Date will not be
                                                  eligible to receive the
                                                  Consent Payment.

                                     For a discussion of certain factors that should be considered in evaluating the Tender Offer and the Consent Solicitation, see "Considerations for Non-Tendering Holders of Notes."

Certain Conditions
Precedent to the Offer.........      Notwithstanding any other provision of
                                     the Tender Offer or the Consent
                                     Solicitation (or any extensions or
                                     amendments thereof), the Company will
                                     not be required to accept for payment,
                                     or pay for, any Notes tendered, and may
                                     terminate the Tender Offer or the
                                     Consent Solicitation and may, subject to Rule 14e-1 under the Exchange Act, postpone the acceptance of any Notes tendered or delay payment for Notes accepted for payment, if among other things:

                                        o         the Requisite Consents
                                                  Condition shall not have been
                                                  satisfied;

                                        o         the Financing Condition shall
                                                  not have been satisfied; or

                                        o         any other condition to the
                                                  consummation of the Tender
                                                  Offer remains unsatisfied.

  See "The Tender Offer and the Consent Solicitation--Conditions to the Offer."

Procedures for Tendering
Notes and Delivering
Consents.......................      See "The Tender Offer and Consent
                                     Solicitation - Procedures for Tendering
                                     Notes and Delivering Consents." For
                                     further information, call the
                                     Information Agent at the phone numbers
                                     set forth on the back cover of this
                                     Offer to Purchase or consult your
                                     broker, dealer, commercial bank or trust company for assistance. A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such beneficial owner desires to tender its Notes and deliver its Consent. DTC participants may, in lieu of completing and signing the Letter of Transmittal, transmit their acceptance to DTC through ATOP.

Certain U.S. Federal
Income Tax Consequences.........     For a summary of the federal income tax
                                     consequences of the Offer, see "Certain
                                     U.S. Federal Income Tax Consequences."

Brokerage Commissions..........      No brokerage commissions are payable by
                                     Holders of the Notes to the Information
                                     Agent, the Company, the Trustee or the
                                     Depositary.

Information Agent..............      D.F. King & Co., Inc.

Depositary.....................      HSBC Bank USA

Further Information............      Questions may be directed to Marcey
                                     Becker, Senior Vice President, Finance
                                     at (203) 462-5809. Additional copies of
                                     this Offer to Purchase and the Letter of Transmittal may be obtained by contacting the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase.

                                   THE COMPANY

           We are a global prestige fragrance and beauty products company with an extensive portfolio of prestige fragrance, skin care and cosmetics brands. We market over 80 owned or licensed prestige fragrance brands, including Elizabeth Arden's Red Door, 5th Avenue, Elizabeth Arden green tea and ardenBEAUTY; Elizabeth Taylor's White Diamonds, Passion and Forever Elizabeth and Gardenia; White Shoulders; Halston Z-14 and Unbound; Geoffrey Beene's Grey Flannel; PS Fine Cologne for Men; Design; and Wings. Our skin care brands include Ceramides Plump Perfect, Eight Hour Cream and Overnight Success, and our cosmetics products include Elizabeth Arden brand lipstick, foundation and other color cosmetics products. In addition to our owned or licensed fragrance brands, we distribute more than 150 additional prestige fragrance brands. We believe we are a leader in the prestige fragrance and cosmetics industry due to the global recognition and strength of our brand names, as well as our strong market shares with key retailers. In fiscal 2003, we generated net sales of $752.0 million compared to $668.1 million in fiscal 2002. For the first nine months of fiscal 2004, we generated net sales of $600.5 million, as compared to $582.3 million in the comparable period of fiscal 2003.

           We sell our prestige fragrances and beauty products in more than 50,000 separate retail locations in the United States and abroad, including:

               o department stores such as The May Company, Federated Department Stores, Dillard's, JCPenney, Belk and Nordstrom;

               o mass retailers such as Wal-Mart, Target, Sears, Kohl's, Walgreens and CVS; and

               o international retailers such as Boots, Debenhams, Marionnaud and Sephora.

           In the United States, we sell our skin care and cosmetics products primarily in department stores and our fragrances in department stores and mass retailers. Outside the United States, we sell Elizabeth Arden fragrances, skin care and cosmetics products in approximately 90 countries through perfumeries, boutiques, department stores and travel retail outlets such as duty free shops and airport boutiques.

           We have established ourselves as a source of over 230 fragrance brands through brand ownership, brand licensing and distribution arrangements. We distinguish ourselves from our competitors by offering our customers a leading selection of prestige fragrances coupled with valuable marketing and merchandising services. We believe these services significantly enhance our customers' sell-through of our products.

           Specifically, we tailor the marketing, promotion, price points, size and packaging of our prestige fragrances to allow us to sell the same brand in department stores as well as mass retailers while maintaining its prestige image. We also provide many of our mass retailers in the United States additional valuable services, including category and inventory management and fulfillment services that our competitors do not typically offer. We believe that our breadth of products and level of services have enabled us to gain a leading share of the growing prestige fragrance category at mass retailers and to become an important and valued supplier for our customers. For example, we have been named by JCPenney as "Supplier of the Year" for five consecutive years and were awarded the "Supplier Award of Excellence" by Wal-Mart for the fourth quarter of calendar year 2002 in the cosmetic, fragrance, skincare and bath and body category.

              PURPOSE OF THE TENDER OFFER AND CONSENT SOLICITATION

           The purpose of the Tender Offer is to acquire all of the outstanding Notes. The purpose of the Consent Solicitation and the Proposed Amendments is to eliminate or modify substantially all of the restrictive covenants and the related events of default governing the Company's actions contained in the Indenture and to release the lien on the Collateral provided for in the Indenture. See "Considerations for Non-Tendering Holders of Notes" and "The Proposed Amendments."

           From time to time after the Expiration Date or the termination of the Tender Offer, the Company may acquire Notes that remain outstanding, if any, whether or not the Tender Offer is consummated, through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration, or the Company may decide to defease the Notes in accordance with the Indenture. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) that the Company may pursue.

           Concurrently with the Tender Offer, the Company intends to issue the New Notes, a portion of the proceeds of which will be used to consummate the Tender Offer, including payment of the costs, fees and expenses of the Tender Offer. The New Notes will be governed by the terms of a new indenture. The New Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

           No assurance can be given that the Company will in fact issue the New Notes. Consummation of the Tender Offer is contingent upon, among other things, the Company obtaining financing on terms satisfactory to it.

                    THE TENDER OFFER AND CONSENT SOLICITATION

TERMS OF THE TENDER OFFER

           Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal and any supplements or amendments hereto or thereto, the Company hereby offers to purchase for cash any and all outstanding Notes.

           The Total Consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Tender Offer shall be $1,200, which includes a Consent Payment of $20 for each $1,000 principal amount of Notes validly tendered and not properly withdrawn by the Consent Date. Holders whose Notes are validly tendered after the Consent Date, but before the Expiration Date, will not receive the Consent Payment with respect to such Notes accepted for purchase pursuant to the Tender Offer, but will instead receive the Total Consideration less the Consent Payment, which is equal to $1,180 per $1,000 principal amount of Notes validly tendered and not properly withdrawn and is referred to as the Tender Offer Consideration.

           To the extent permitted by applicable law, the Company reserves the right to extend, delay, accept, amend or terminate the Tender Offer. To the extent permitted by applicable law, any or all of the conditions (other than the Requisite Consents Condition) to the Tender Offer or the Consent Solicitation may be waived by the Company.

           HOLDERS WHO TENDER THEIR NOTES BEFORE THE CONSENT DATE PURSUANT TO THE TENDER OFFER AND IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THIS OFFER TO PURCHASE WILL BE DEEMED TO HAVE DELIVERED THEIR CONSENT PURSUANT TO THE CONSENT SOLICITATION. BEFORE THE CONSENT DATE, HOLDERS MAY NOT DELIVER CONSENTS WITHOUT TENDERING THEIR NOTES NOR MAY THEY TENDER NOTES WITHOUT DELIVERING CONSENTS. AFTER THE CONSENT DATE, BUT BEFORE THE EXPIRATION DATE, NOTES MAY BE VALIDLY TENDERED, BUT ANY SUCH VALID TENDERS ACCEPTED FOR PAYMENT WILL NOT BE ELIGIBLE FOR THE CONSENT PAYMENT AND ANY CONSENTS DELIVERED WITH SUCH VALID TENDERS WILL BE INEFFECTIVE.

           Notes may be tendered and will be accepted for purchase only in denominations of $1,000 principal amount and integral multiples thereof. The Company shall be deemed to have accepted validly tendered Notes in the Tender Offer and validly delivered Consents in the Consent Solicitation when, as and if the Company has given oral or written notice thereof to the Depositary. The Depositary will act as agent for the tendering Holders of Notes for the purpose of receiving the cash consideration from the Company. In the event the Company increases the consideration offered for Notes in the Tender Offer, such increased consideration will be paid with regard to all Notes accepted in the Tender Offer, including those accepted before the announcement of any such increase.

           Holders of Notes who tender in the Tender Offer will not be required to pay brokerage commissions or fees or, subject to the instructions contained in the Letter of Transmittal, transfer taxes with respect to the tender of Notes pursuant to the Tender Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Tender Offer. See "Fees and Expenses."

           No appraisal rights are available to Holders in connection with the Tender Offer.

THE CONSENT SOLICITATION

           Concurrently with the Tender Offer, the Company is soliciting Consents from Holders of Notes to the Proposed Amendments.

           HOLDERS OF NOTES WHO DESIRE TO ACCEPT THE TENDER OFFER BEFORE THE CONSENT DATE MUST CONSENT TO THE PROPOSED AMENDMENTS. HOLDERS OF NOTES WHO TENDER BEFORE THE CONSENT DATE DO NOT HAVE THE OPTION TO CONSENT TO THE PROPOSED AMENDMENTS WITHOUT TENDERING THEIR NOTES IN THE TENDER OFFER.

           Upon receipt of the Requisite Consents, the Company intends to cause the Depositary to deliver the Requisite Consents to the Trustee as soon as practicable after the Consent Date. Consents will not be counted towards determining whether such Requisite Consents have been received, unless the Company is prepared, subject to the conditions set forth herein, to accept the tender of the Notes to which such Consents relate or to waive any defects in such tender. The Company will not be obligated to accept tendered Notes for purchase and to pay the Total Consideration pursuant to the Tender Offer unless, among other things, the Requisite Consents Condition, the Financing Condition and the other conditions set forth herein shall have been satisfied or waived (other than the Requisite Consents Condition which cannot be waived). In addition, Consents will not be counted if the tender of such Holder's Notes is defective and such defect is not cured or waived by the Company. As soon as practicable following the receipt by the Trustee of an officers' certificate and an opinion of counsel pursuant to the Indenture, the Supplemental Indenture providing for the Proposed Amendments will be executed by the Company and the Trustee. Pursuant to the terms of the Supplemental Indenture, which will be executed upon receipt of the Requisite Consents, the provisions to be eliminated or modified by the Proposed Amendments will become operative on the Consent Settlement Date. See "--Conditions of the Offer."

           The transfer of Notes on the register will not have the effect of revoking any Consent theretofore given by the Holder of such Notes. See "--Withdrawal of Tenders and Revocation of Consents."

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES

           Upon the terms and subject to the conditions of the Tender Offer, the Company will accept all Notes validly tendered before the Expiration Date and not validly withdrawn. Subject to rules promulgated pursuant to the Exchange Act, the Company expressly reserves the right to delay acceptance of any of the Notes or to terminate the Tender Offer and not accept for purchase any Notes not theretofore accepted if any of the conditions set forth under the heading "--Conditions of the Offer" shall not have been satisfied or waived by the Company.

           The Consent Settlement Date in respect of any Notes that are validly tendered prior to the Consent Date is expected to be the first business day after satisfaction of the Requisite Consents Condition and the Financing Condition. The Final Settlement Date in respect of any Notes that are validly tendered after the Consent Date but prior to the Expiration Date is expected to be the first business day after the Expiration Date, unless extended by the Company. The Company will make payment of the Total Consideration or the Tender Offer Consideration, as applicable, pursuant to the Tender Offer promptly on the applicable Settlement Date after the acceptance for purchase of Notes validly tendered and not withdrawn pursuant to the Tender Offer. Payment will be made in immediately available (same-day) funds.

           In all cases, the purchase of Notes accepted for purchase pursuant to the Tender Offer and payment by the Depositary to Holders or beneficial owners of the Total Consideration or Tender Offer Consideration, as applicable, will be made only after timely receipt by the Depositary of (1) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth under "--Procedures for Tendering Notes and Delivering Consents," (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent's Message (as defined below) through ATOP and (3) any other documents required by the Letter of Transmittal.

           For purposes of the Tender Offer, the Company shall be deemed to have accepted validly tendered and not properly withdrawn Notes when, as and if the Company gives oral or written notice thereof to the Depositary. The Depositary will act as agent for the tendering and consenting Holders of Notes for the purpose of receiving the cash consideration from the Company and transmitting the cash consideration to the tendering and consenting Holders. Under no circumstances will any additional amount be paid by the Company or the Depositary by reason of any delay in making such payment.

           All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Notes and delivered Consents will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to (1) reject any or all tenders and deliveries that are not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful and (2) waive any irregularities or conditions of tender as to particular Notes or delivery as to particular Consents. The Company's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities or defects in connection with tenders of Notes and deliveries of Consents must be cured within such time as the Company determines. None of the Company, the Depositary, the Information Agent, the Trustee or any other person will be under any duty to give notification of any irregularities or defects in such tenders or deliveries or will incur any liability for failure to give any such notification. Tenders of Notes or deliveries of Consents will not be deemed to have been made until such irregularities have been cured to the satisfaction of, or waived by, the Company.

           If, for any reason whatsoever, acceptance for purchase of any Notes tendered or Consents delivered pursuant to the Offer is delayed, or the Company is unable to accept for purchase Notes tendered or Consents delivered pursuant to the Offer, then, without prejudice to the Company's rights set forth herein, the Depositary may nevertheless, on behalf of the Company, and subject to rules promulgated pursuant to the Exchange Act, retain tendered Notes and delivered Consents, and such Notes may not be withdrawn or revoked except to the extent that the tendering Holder of such Notes and Consents is entitled to withdrawal rights as described herein. See "--Withdrawal of Tenders and Revocation of Consents."

           If any tendered Notes are not accepted for purchase because of an invalid tender, the occurrence or non-occurrence of certain other events set forth herein or otherwise, then such unaccepted Notes will be returned, at the Company's expense, to the tendering Holder thereof (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) as promptly as practicable after the Expiration Date or the termination of the Tender Offer and any Consents delivered in connection with such Notes will be deemed defective.

           No alternative, conditional or contingent tenders of Notes or deliveries of Consents will be accepted. A tendering Holder, by execution of a Letter of Transmittal, or facsimile thereof, or by electronically transmitting its acceptance through ATOP, waives all rights to receive notice of acceptance of such Holder's Notes for purchase.

PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS

           The tender of Notes before the Consent Date pursuant to the Tender Offer and in accordance with the procedures described below will be deemed to constitute the delivery of a Consent with respect to the Notes tendered. Holders may not deliver Consents without tendering their Notes in the Tender Offer before the Consent Date. Holders who validly tender their Notes and deliver Consents prior to the Consent Date will be eligible to receive the Total Consideration. Notes tendered after the Consent Date but before the Expiration Date will be eligible to receive the Tender Offer Consideration only.

           The tender by a Holder of Notes pursuant to one of the procedures set forth below will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      VALID TENDER

           Notes may be tendered and will be accepted for purchase only in denominations of $1,000 aggregate principal amount and integral multiples thereof. To be tendered effectively pursuant to the Tender Offer before the Consent Date, a completed Letter of Transmittal, including a valid and unrevoked Consent (or facsimile(s) thereof), duly executed by the tendering Holder with any required signature guarantee(s), together with the certificates for tendered Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse side thereof completed, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover hereof (or delivery of Notes must be effected through the deposit of Notes with DTC and making book-entry delivery as set forth below, and electronically transmitting its acceptance through ATOP) before the Consent Date. Consents must be delivered before the Consent Date to be eligible for the Consent Payment.

           To be tendered effectively pursuant to the Tender Offer after the Consent Date but before the Expiration Date, a completed Letter of Transmittal, duly executed by the tendering Holder with any required signature guarantee(s), together with the certificates for tendered Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse side thereof completed, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover hereof (or delivery of Notes must be effected through the deposit of Notes with DTC and making book-entry delivery as set forth below, and electronically transmitting its acceptance through ATOP) before the Expiration Date.

           LETTERS OF TRANSMITTAL AND NOTES SHOULD BE SENT TO THE DEPOSITARY AND NOT TO THE COMPANY, THE INFORMATION AGENT OR THE TRUSTEE.

      TENDER OF NOTES HELD THROUGH DTC; BOOK-ENTRY TRANSFER

           The Depositary will seek to establish accounts with respect to the Notes at DTC for the purpose of the Tender Offer promptly after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. Holders of Notes may contact the Depositary at its address set forth on the back cover page hereof for information regarding withdrawal of Notes from DTC.

           The Depositary and DTC have confirmed that the Tender Offer is eligible for ATOP. To effectively tender Notes that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an Agent's Message to the Depositary for its acceptance. The Agent's Message, as defined below, must be received before the Consent Date to effectively deliver Consents and to make the Holder eligible to receive the Consent Payment. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

           The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation (the "BOOK-ENTRY CONFIRMATION"), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Notes which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message.

           The method of delivery of Notes and other documents to the Depositary, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the Holder of Notes, and delivery will be deemed made when actually received by the Depositary. Instead of effecting delivery by mail, it is recommended that tendering and consenting Holders use an overnight or hand delivery service. If such delivery is by mail, it is recommended that Holders of Notes use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the Depositary before the Consent Date or the Expiration Date, as applicable.

           Before the Consent Date, Holders of Notes will not be able to validly tender in the Tender Offer unless they consent to the Proposed Amendments. Tendering Holders who sign the Letter of Transmittal or who transmit their acceptance through ATOP shall be deemed to have consented to the Proposed Amendments if received before the Consent Date.

      SIGNATURE GUARANTEES

           All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by a Holder of Notes (which term, for purposes of the Letter of Transmittal, shall include any participant in DTC whose name appears on a Note position listing as the owner of Notes) who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. If Notes are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if payment is to be made or certificates for unpurchased Notes are to be issued or returned to a person other than the Holder, then the Notes must be endorsed by the Holder, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, duly executed by the Holder, with such signatures guaranteed by an Eligible Institution. In the event that signatures on a Letter of Transmittal (or other document) are required to be guaranteed, such guarantee must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office in the United States (each of the foregoing being an "ELIGIBLE Institution").

      PAYMENT OF TOTAL CONSIDERATION

           Tendering Holders should indicate in the applicable box in the Letter of Transmittal or to the Book-Entry Transfer Facility in the case of Holders of Notes who electronically transmit their acceptance through ATOP the name and address to which payment of the cash consideration and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP, as the case may be. In the case of issuance in a different name, if such recipient is a "United States person" within the meaning of the Internal Revenue Code of 1986, as amended (the "CODE"), the employer identification or Social Security number of the person named must also be indicated and a Substitute Form W-9 for such recipient must be completed (and, if such recipient is not a "United States person" within the meaning of the Code, an applicable Internal Revenue Service Form W-8 for such recipient must be completed). If no such instructions are given, such payment of the cash consideration or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the Holder of Notes tendered. Persons who are beneficial owners of Notes but are not Holders of Notes and who seek to tender Notes and, if applicable, deliver Consents should (1) contact the Holder of such Notes and instruct such Holder to tender and consent on its behalf, (2) obtain and include with the accompanying

Letter of Transmittal Notes properly endorsed for transfer by the Holder or accompanied by a properly completed bond power from the Holder, together with a properly completed irrevocable proxy that authorizes such person to consent pursuant to the Consent Solicitation on behalf of such Holder, with signatures on the endorsement or bond power guaranteed by an Eligible Institution or (3) effect a record transfer of such Notes from the Holder to such beneficial owner and comply with the requirements applicable to Holders for tendering Notes before the Consent Date or the Expiration Date, as applicable. Any Notes properly tendered before the Expiration Date accompanied by a properly completed Letter of Transmittal or a properly transmitted Agent's Message for such Notes will be transferred of record by the registrar either before or as of the Expiration Date at the discretion of the Company.

      UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING

           Under the United States federal income tax laws, the Depositary may be required to withhold and remit to the United States Treasury 28% of the amount of the cash consideration paid to certain Holders of Notes pursuant to the Offer. In order to avoid such backup withholding, each tendering U.S. Holder (as defined below) of Notes electing to tender Notes pursuant to the Offer must provide the Depositary with such Holder's or payee's correct taxpayer identification number and certify that such Holder or payee is not subject to such backup withholding by completing the Substitute Form W-9 provided in the Letter of Transmittal. A Non-U.S. Holder (as defined below under "Certain U.S. Federal Income Tax Consequences") must submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8 BEN) in order to establish an exemption from backup withholding.

      DETERMINATION OF VALIDITY

           All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes and delivered Consents will be determined by the Company in its reasonable discretion, which determination shall be final and binding. The Company expressly reserves the absolute right (1) to reject any and all tenders or Consents not in proper form and to determine whether the acceptance of or payment by it for such tenders or Consents would be unlawful and (2) subject to applicable law, to waive or amend any of the conditions (other than the Requisite Consents Condition) to the Offer or to waive any defect or irregularity in the tender of any of the Notes or the delivery of any Consents. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes or delivery of Consents will be deemed to have been validly made until all defects and irregularities with respect to such Notes or Consents have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Depositary to the appropriate tendering Holder as soon as practicable. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be made by the Company in its reasonable discretion and will be final and binding on all parties.

NO GUARANTEED DELIVERY PROCEDURES

           There are no guaranteed delivery procedures provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Securities in accordance with the procedures set forth below.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

           Tenders of Notes may be withdrawn and Consents may be revoked pursuant to the Offer at any time before the Consent Date. Thereafter, such tenders may be withdrawn and Consents may be revoked only if the Tender Offer is terminated without any Notes being accepted by the Company for purchase thereunder or if the Company reduces the Tender Offer Consideration or the aggregate principal amount of the Notes subject to the Tender Offer. The withdrawal of Notes before the Consent Date in accordance with the procedures set forth hereunder will effect a revocation of the related Consent. In order for a Holder of Notes to revoke a Consent such Holder must withdraw the related tendered Notes.

           Any Holder of Notes who has tendered Notes and delivered Consents may withdraw such Notes and revoke such Consents before the Consent Date by delivery of a written notice of withdrawal and revocation, subject to the limitations described herein. To be effective, a written telegraphic, telex or facsimile transmission notice of withdrawal (or a notice delivered by hand or by mail) of a tender and revocation of a Consent must (1) be timely received by the Depositary at its address set forth on the back cover hereof before the Consent Date, (2) specify the name of the person having tendered the Notes to be withdrawn or as to which Consents are revoked, the principal amount of such Notes to be withdrawn and, if certificates for Notes have been tendered the name of the Holder(s) of such Notes as set forth in such certificates, if different from that of the person who tendered such Notes, (3) identify the Notes to be withdrawn or to which the notice of revocation relates and (4) (a) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or (b) be accompanied by evidence satisfactory to the Company and the Depositary that the Holder withdrawing such tender and revoking such Consent has succeeded to beneficial ownership of such Notes. If certificates representing Notes to be withdrawn and Consents to be revoked have been delivered or otherwise identified to the Depositary, then the name of the Holder and the serial numbers of the particular certificate evidencing the Notes to be withdrawn and Consents to be revoked and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Notes tendered by an Eligible Institution (in which case no signature guarantee shall be required), must also be so furnished to the Depositary as described above before the physical release of the certificates for the withdrawn Notes. If Notes have been tendered and Consents delivered pursuant to the procedures for book-entry transfer as described above, any notice of withdrawal of Notes and revocation of Consent must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes. The Company reserves the right to contest the validity of any withdrawal and revocation. A purported notice of withdrawal and revocation that is not received by the Depositary in a timely fashion will not be effective to withdraw a Note previously tendered and revoke a Consent previously given.

           Any permitted withdrawals of tenders of Notes and revocation of Consents may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered and any Consents revoked will be deemed not validly delivered for purposes of the Tender Offer; provided however, that withdrawn Notes may be retendered and revoked Consents may be redelivered by again following one of the appropriate procedures described herein at any time before the Consent Date or the Expiration Date, as applicable.

           AFTER THE CONSENT DATE, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, NO NOTES MAY BE WITHDRAWN AND NO CONSENTS MAY BE REVOKED. AFTER THE CONSENT DATE AND BEFORE THE EXPIRATION DATE, NOTES MAY BE WITHDRAWN ONLY IF THE TENDER OFFER IS TERMINATED WITHOUT ANY NOTES BEING ACCEPTED BY THE COMPANY FOR PURCHASE THEREUNDER OR IF THE COMPANY REDUCES THE TENDER OFFER CONSIDERATION OR THE PRINCIPAL AMOUNT OF THE NOTES SUBJECT TO THE TENDER OFFER. BY DELIVERING A CONSENT PURSUANT TO THE TERMS OF THE TENDER OFFER, THE HOLDER OF THE RELATED NOTES THEREBY AGREES THAT NOTES MAY NOT BE WITHDRAWN, NOR THE RELATED CONSENTS REVOKED, AFTER THE CONSENT DATE.

           If the Company extends the Tender Offer or is delayed in its acceptance for purchase of Notes or is unable to purchase Notes pursuant to the Tender Offer for any reason, then, without prejudice to the Company's rights under the Tender Offer, the Depositary may, subject to applicable law, retain tendered Notes on behalf of the Company, and such Notes may not be withdrawn (subject to Rule 14e-1 under the Exchange Act, which requires that the Company deliver the consideration offered or return the Notes deposited by or on behalf of the Holders of Notes promptly after the termination or withdrawal of the Tender Offer), except to the extent that tendering Holders are entitled to withdrawal rights as described herein. See "--Expiration Date; Consent Date; Extensions; Termination; Amendments."

           All questions as to the validity, form and eligibility (including the time of receipt) of notices of withdrawal of Notes and revocation of Consents will be determined in the reasonable discretion of the Company, whose determination will be final and binding on all parties. None of the Company, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of Notes and revocation of Consents or incur any liability for failure to give any such notification.

CONDITIONS OF THE OFFER

           The Company will not be required to accept any Notes for purchase and may terminate or amend the Offer, as provided herein, before the acceptance of any Notes, if the Offer has not been consummated. Notwithstanding any other provision of the Offer, the Company shall not be required to accept any Notes for purchase, and may terminate, extend or amend the Tender Offer or the Consent Solicitation and may postpone, subject to Rule 14e-1 under the Exchange Act, the acceptance of Notes so tendered and Consents so delivered, whether or not any other Notes or Consents have theretofore been accepted for purchase pursuant to the Offer, if, on or before the Expiration Date, any of the following conditions exist:

           (1) the Requisite Consents Condition shall not have been satisfied;

           (2)       the Financing Condition shall not have been satisfied;

           (3) there shall have been any action taken or threatened, or any action pending, by or before any local, state, federal or foreign government or governmental regulatory or administrative agency or authority or by any court or tribunal, domestic or foreign, or any statute, rule, regulation, judgment, order, stay, decree or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Tender Offer or the Consent Solicitation that (a) in the reasonable judgment of the Company, might directly or indirectly prohibit, prevent, restrict or delay consummation of the Tender Offer or Consent Solicitation or otherwise relates in any manner to the Tender Offer or Consent Solicitation, (b) in the reasonable judgment of the Company, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or (c) would materially impair the contemplated benefits of the Tender Offer or Consent Solicitation to the Company or be material to Holders of Notes in deciding whether to accept the Tender Offer or Consent Solicitation;

           (4) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that, in the reasonable judgment of the Company, would or might result in any of the consequences referred to in paragraph (3) above;

           (5) there shall have occurred: (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets or any other significant adverse change in United States securities or financial markets; (b) any significant change in the price of the Notes; (c) a material impairment in the trading market for debt securities generally; (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (e) a declaration of a national emergency or commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States; (f) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event that, in the reasonable judgment of the Company, might affect the nature or extension of credit by banks or other financial institutions; (g) any significant change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory); or (h) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of the Company, a material acceleration, escalation or worsening thereof;

           (6) there shall exist, in the reasonable judgment of the Company, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which the Company is a party, or by which it is bound) to the acceptance for payment of, or payment for, any of the Notes or to the scope, validity or effectiveness of the Consents solicited hereby; or

           (7) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company that, in the reasonable judgment of the Company, could prevent, restrict or delay consummation of the Tender Offer or the Consent Solicitation or materially impair the contemplated benefits of the Offer.

           The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, in its reasonable discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company, in whole or in part, at any time and from time to time in its reasonable discretion, except that the Indenture requires that the Requisite Consents Condition be satisfied and such condition may not be waived. If any of the foregoing events shall have occurred, the Company may, subject to applicable law, (1) terminate the Tender Offer or the Consent Solicitation and return all Notes tendered pursuant to the Tender Offer to the tendering Holders, (2) extend the Tender Offer or the Consent Solicitation and retain all tendered Notes until the extended Expiration Date,
(3) amend the terms of the Tender Offer or the Consent Solicitation in any respect or modify the consideration to be paid pursuant to the Tender Offer or the Consent Solicitation or (4) waive the unsatisfied condition or conditions (other than the Requisite Consents Condition) with respect to the Tender Offer and accept all validly tendered Notes. See "--Expiration Date; Consent Date; Extensions; Termination; Amendments" and "--Procedures for Tendering Notes and Delivering Consents." The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this section shall be final and binding upon all persons.

EXPIRATION DATE; CONSENT DATE; EXTENSIONS; TERMINATION; AMENDMENTS

           The Tender Offer will expire on the Expiration Date, as such time and date may be extended. The Consent Solicitation will expire on the Consent Date, as such time and date may be extended. The Tender Offer and the Consent Solicitation may be extended by the Company in its reasonable discretion. The Company shall notify the Depositary of any extension by oral or written notice and shall make a public announcement thereof, before 5:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date or Consent Date, as applicable. Such announcement may state that the Company is extending the Tender Offer or the Consent Solicitation, as applicable, for a specified period or on a daily basis.

           The Company also expressly reserves the right, at any time or from time to time, to extend the period of time during which the Tender Offer or the Consent Solicitation, as the case may be, are open. There can be no assurance that the Company will exercise its right to extend the Tender Offer or the Consent Solicitation.

           During any extension of the Tender Offer, all Notes previously tendered pursuant thereto and not withdrawn will remain subject to the Tender Offer and may be accepted for purchase at the expiration of the Tender Offer subject to the right, if any, of a tendering Holder to withdraw its Notes. See "--Withdrawal of Tenders and Revocation of Consents."

           The Company also expressly reserves the right, in its reasonable discretion, subject to applicable law, (1) to terminate the Tender Offer and the Consent Solicitation at any time on or before the Expiration Date and not accept for payment any Notes not theretofore accepted for payment, (2) to delay the acceptance for purchase of any Notes or, regardless of whether such Notes were theretofore accepted for purchase, to delay the purchase of any Notes pursuant to the Tender Offer, by giving oral or written notice of such delay to the Depositary and (3) at any time, or from time to time, to amend the Tender Offer or Consent Solicitation in any respect. Except as otherwise provided herein, withdrawal rights with respect to Notes tendered pursuant to the Tender Offer will not be extended or reinstated as a result of an extension or amendment of the Tender Offer. See "--Withdrawal of Tenders and Revocation of Consents." The reservation by the Company of the right to delay acceptance for purchase of Notes is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of Holders thereof promptly after the termination or withdrawal of the Tender Offer.

           Any extension, delay, termination or amendment of the Tender Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Tender Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Tender Offer or Consent Solicitation, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 5:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date or Consent Date, as applicable.

           If the Company shall decide to decrease the amount of Notes being sought in the Tender Offer or to increase or decrease the consideration offered to Holders of Notes, the Company will, to the extent required by applicable law, cause the Tender Offer to be extended, if necessary, so that the Tender Offer remains open at least until the expiration of ten business days from the date that such notice is first published, sent or given by the Company. See "--Withdrawal of Tenders and Revocation of Consents."

           If the Company makes a material change in the terms of the Tender Offer or Consent Solicitation (including any change in the amount of the Consent Payment) or the information concerning the Tender Offer or Consent Solicitation, or waives any condition to the Tender Offer that results in a material change to the circumstances of the Tender Offer, then the Company will disseminate additional tender offer materials to the extent required under the Exchange Act and will extend the Tender Offer or the Consent Solicitation to the extent required in order to permit Holders of Notes adequate time to consider such materials. The minimum period during which the Tender Offer or Consent Solicitation must remain open following material changes in the terms of the Tender Offer or the Consent Solicitation or information concerning the Tender Offer or the Consent Solicitation, other than a change in Tender Offer Consideration or the percentage of Notes sought, will depend upon the specific facts and circumstances, including the relative materiality of the terms or information.

LOST OR MISSING CERTIFICATES

           If a Holder of Notes desires to tender Notes pursuant to the Tender Offer, but such Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee under the Indenture at the address listed below, concerning the procedures for obtaining replacement certificates for such Notes, arranging for indemnification or any other matter that requires handling by such Trustee.

           The address for the Trustee is as follows:

                                  HSBC BANK USA
                                One Hanson Place
                                   Lower Level
                               Brooklyn, NY 11243
                                Phone (718) 48875
                               Fax: (718) 488-4488

                             THE PROPOSED AMENDMENTS

           The following is a summary of the Proposed Amendments. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Indenture.

           The Proposed Amendments, if adopted and effected, will eliminate substantially all of the covenants in the Indenture governing the Company's actions, other than the covenants to pay principal of and interest on the Notes when due, will eliminate the related events of default and will release the Collateral from the lien of the Indenture. For more complete information regarding the effects of the Proposed Amendments, reference is made to the Indenture, which is incorporated herein by reference and a copy of which may be obtained from the Information Agent.

           The Supplemental Indenture would, in substance, eliminate or substantially modify, the following covenants and provisions from the Indenture:

           (1) the covenant entitled "Restricted Payments;"

           (2) the covenant entitled "Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;"

           (3) the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock;"

           (4) the covenant entitled "Asset Sales;"

           (5) the covenant entitled "Liens;"

           (6) the covenant entitled "Transactions with Affiliates;"

           (7) the covenant entitled "Reports;"

           (8) the covenant entitled "Compliance Certificate;"

           (9) the covenant entitled "Limitations on Preferred Stock or Preferred Equity Interests of Restricted Subsidiaries,"

           (11) the covenant entitled "Business Activities;"

           (12) the covenant entitled "Additional Note Guarantees;"

           (13) the covenant entitled "Taxes;"

           (14) the covenant entitled "Change of Control;"

           (15) the covenant entitled "Payments for Consent."

           In addition, the Proposed Amendments would eliminate the events of default under the Indenture relating to such restrictive covenants.

           The Proposed Amendments would also eliminate Article 10 entitled "Collateral and Security" and would eliminate the events of default under the Indenture relating to such Article.

           The Proposed Amendments will be effected by the Supplemental Indenture, which will be executed by the Company, the Guarantors and the Trustee on or promptly following the date the Requisite Consents have been obtained. The Proposed Amendments will become effective on the Consent Settlement Date. If the Tender Offer is terminated or withdrawn, or the Notes are not purchased hereunder, the Proposed Amendments will not become effective.

           The Proposed Amendments constitute a single proposal and a tendering and/or consenting Holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain Proposed Amendments. Pursuant to the terms of the Indenture, the Proposed Amendments relating to the restrictive covenants and the related events of default require the consent of the Holders of a majority in aggregate principal amount of Notes then outstanding under the Indenture and the Proposed Amendments relating to the collateral and security provisions require the consent of the Holders of at least 85% in aggregate principal amount of Notes then outstanding under the Indenture. If the Requisite Consents are received and the Proposed Amendments become effective with respect to the Indenture, the Proposed Amendments will be binding on all non-tendering Holders.

           Upon receipt of the Requisite Consents with respect to the Proposed Amendments and the execution of the Supplemental Indenture, the Requisite Consents Condition will be deemed satisfied. See "The Tender Offer and Consent Solicitation--Conditions of the Offer."

                CONSIDERATIONS FOR NON-TENDERING HOLDERS OF NOTES

           The following considerations, in addition to the other information set forth herein, should be considered carefully before determining whether or not to tender Notes and deliver Consents to the Proposed Amendments.

EFFECT OF THE PROPOSED AMENDMENTS

           If the Offer is consummated and the Proposed Amendments become operative, Holders of Notes that are not validly tendered for purchase pursuant to the Tender Offer for any reason will no longer be entitled to the benefits of substantially all of the restrictive covenants and certain of the event of default provisions of the Indenture after such provisions have been eliminated or modified by the Proposed Amendments. The Proposed Amendments would amend the Indenture to delete most restrictive provisions, including, without limitation, covenants relating to the Company's ability to incur indebtedness, pay dividends, engage in asset sales, merge or consolidate with another entity, incur liens, make payments or other distributions to affiliates and take other actions that would otherwise be restricted under the Indenture. The elimination or modification of the foregoing provisions would permit the Company to take actions that could increase the credit risks faced by the Holders of any remaining Notes, adversely affect the market price of such Notes or otherwise be adverse to the interests of the Holders of such remaining Notes.

           The Proposed Amendments will not relieve the Company from its obligation to make scheduled payments of principal and accrued interest on the Notes not purchased pursuant to the Tender Offer in accordance with the terms of the Indenture as currently in effect. While it is anticipated that the Company will be subject to restrictive covenants contained in other agreements, Holders who do not tender their Notes will not be able to enforce these covenants and such covenants will be subject to change without the consent of such Holders.

           Further, the Company and its assets may be managed in a manner that otherwise might have been prohibited under the Indenture before the effectiveness of the Proposed Amendments. Without taking into account other factors affecting the Notes that might result from the consummation of the Offer, the Proposed Amendments might have a material adverse effect on the value of the Notes resulting from, among other things, the increased ability of the Company to incur debt, incur liens, pay dividends or make transfers of funds or other assets.

ADVERSE EFFECTS ON TRADING MARKET FOR THE NOTES

           The Notes are not listed on any public securities exchange or reported on a national quotation system. Although the Company believes that the trading activity for the Notes is currently limited, to the extent that Notes are tendered and accepted in the Offer, the trading market for the Notes that remain outstanding thereafter will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not tendered for purchase may be affected adversely to the extent that the principal amount of Notes tendered and purchased pursuant to the Offer reduces the float of the Notes. The reduced float may also tend to make the trading price more volatile. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of the market for the Notes following consummation of the Offer would depend upon, among other things, the remaining outstanding principal amount of Notes after the Offer, the number of Holders that remain at such time and the interest in maintaining a market in the Notes on the part of securities firms, and other factors.

REDEMPTION OF NOTES

           The Notes are redeemable at the option of the Company on or after February 1, 2006, in accordance with the terms of the Notes and the Indenture. Pursuant to the terms of the Notes and the Indenture, the Notes are redeemable at the redemption prices listed below (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the date of redemption. The redemption price will be, if redeemed during the 12-month period beginning on: (1) February 1, 2006, 105.875%; (2) February 1, 2007, 103.917%; (3) February
1, 2008, 101.958%; and (4) February 1, 2009 and thereafter, 100.000%.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS


           The following is a general discussion of certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of (i) the Offer and (ii) the retention of Notes and the adoption of the Proposed Amendments. This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the Notes in light of their particular circumstances or to beneficial owners of the Notes subject to special treatment under U.S. federal income tax laws (such as banks, financial institutions or "financial services entities," insurance companies, tax-exempt entities, regulated investment companies, real estate investment trusts, retirement plans, dealers in securities or currencies, brokers, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, partnerships, other pass-through entities, investors in partnerships or other pass-through entities that hold the Notes, persons who hold their Notes as part of a straddle, hedge, conversion transaction or other integrated investment; U.S. Holders whose functional currency is not the U.S. dollar or persons subject to the alternative minimum tax). This discussion does not address any state or local or non-U.S. tax consequences or non-income tax consequences (such as estate or gift tax consequences). This discussion also assumes that the Notes are held as capital assets.

           As used in this discussion, the term "U.S. Holder" means a beneficial owner of a Note that is a U.S. person. A U.S. person means a person that is, for U.S. federal income tax purposes:

           (i)    an individual who is a citizen or resident of the United
                  States;

           (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia;

           (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or

           (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

           The term "Non-U.S. Holder" means a beneficial owner of a Note that is neither a U.S. person nor a partnership or other pass-through entity for U.S. federal income tax purposes.

           BENEFICIAL OWNERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO TENDERING THE NOTES PURSUANT TO THE OFFER OR RETAINING THE NOTES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. OR NON-INCOME TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

TENDERING U.S. HOLDERS

           TENDERS OF NOTES PURSUANT TO THE OFFER. In general, a U.S. Holder who receives cash in exchange for Notes pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) the amount of cash received in exchange for such Notes, including the Consent Payment (subject to the discussion below under the caption "--Tendering U.S. Holders--Consent Payment") and excluding cash attributable to accrued interest, which accrued interest will be taxable as ordinary income to the extent not previously reported as income, and (ii) such U.S. Holder's adjusted tax basis in such Notes at the time of the disposition.

           Generally, a U.S. Holder's adjusted tax basis for a Note will be equal to the cost of the Note to such U.S. Holder increased, if applicable, by any market discount (as described below) previously included in income by such U.S. Holder and reduced by any amortizable bond premium which the U.S. Holder has previously deducted. Subject to the market discount rules described below, any gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to individual and other non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations. A U.S. Holder who has acquired a Note with market discount in excess of a statutory de minimis amount will generally be required to treat a portion of such gain as ordinary income (rather than capital gain) to the extent of the market discount accrued to the date of the disposition, less any accrued market discount previously reported as ordinary income.

           Subject to the statutory de minimis exception, market discount is generally the amount by which the principal amount of a Note exceeds the U.S. Holder's tax basis in such Note immediately after its acquisition.

           CONSENT PAYMENT. The tax treatment of the receipt of a Consent Payment by a U.S. Holder whose Notes are purchased pursuant to the Offer is subject to uncertainty because there are no authorities that directly address the treatment of such payment. The Consent Payment may be treated as a separate fee that would be subject to tax as ordinary income. Alternatively, the Consent Payment may be treated as additional consideration for the Notes, in which case the Consent Payment would be treated as part of the amount paid to such U.S. Holder in respect of its tendered Notes, as provided in the discussion under the caption "--Tendering U.S. Holders--Tenders of Notes Pursuant to the Offer." The Company intends to treat the Consent Payment as additional consideration received in exchange for the Notes. Holders are urged to consult their own tax advisers as to the proper treatment of the Consent Payment.

           BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, backup withholding and information reporting will apply to all payments, including a Consent Payment, made to a U.S. Holder pursuant to the Offer. Federal income tax laws require that a U.S. Holder whose tendered Notes are accepted for purchase provide the withholding agent with such U.S. Holder's correct taxpayer identification number ("TIN"), which, in the case of a U.S. Holder who is an individual, is generally his or her social security number, and certain other information and certifications, or otherwise establish a basis for exemption from backup withholding. Exempt U.S. Holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements. A U.S. Holder who does not provide the withholding agent with its correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). If the withholding agent is not provided with the correct TIN or the required certifications and information, or an adequate basis for exemption, the U.S. Holder may be subject to a backup withholding tax imposed on the proceeds from the Offer at a current rate of 28%. If withholding results in an overpayment of taxes, the U.S. Holder generally may obtain a refund or credit if the required information is timely provided to the IRS.

TENDERING NON-U.S. HOLDERS

           Tenders of Notes Pursuant to the Offer. Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for Notes pursuant to the Offer, unless (i) the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied or (ii) such gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). If the first exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder's capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the Notes. If the second exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation could also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

           ACCRUED INTEREST. Payments to a Non-U.S. Holder that are attributable to accrued interest generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally IRS Form W-8BEN or successor form) establishing that the Non-U.S. Holder is a not a U.S. person, unless:

           (i) the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote,

           (ii) the Non-U.S. Holder is a "controlled foreign corporation" that is a "related person" with respect to the Company (each, within the meaning of the Code), or

           (iii) such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and if an income tax treaty applies, such payments are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder, unless otherwise provided in an applicable income tax treaty, but not withholding tax, and a Non-U.S. Holder that is a corporation could also be subject to a branch profits tax with respect to such payment at a rate of 30% (or at a reduced rate under an applicable income tax treaty)).

           A Non-U.S. Holder that does not qualify for exemption from withholding tax under this paragraph will generally be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate under an applicable income tax treaty) on payments that are attributable to accrued interest, unless otherwise exempt under an applicable income tax treaty. For purposes of providing a properly executed IRS Form W-8ECI or IRS Form W-BEN (or, in each case, a successor form), special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

           TREATY BENEFITS. To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN (or successor form) prior to the payment.

           CONSENT PAYMENT. It is unclear whether the Consent Payments will be treated as (i) additional consideration received in exchange for the Notes, in which case such payments will be taken into account in determining the amount of any gain on the exchange, and generally will not be subject to U.S. federal income tax, as discussed above under the caption "--Tendering Non-U.S. Holders-- Tender of Notes Pursuant to the Offer" or (ii) a separate fee for consenting to the Proposed Amendments, in which case such payments will be treated as ordinary income that may be subject to U.S. federal income tax or withholding tax (unless certain conditions for exemption from withholding are met). The Company intends to treat the Consent Payment as additional consideration received in exchange for the Notes. Holders are urged to consult their own tax advisers as to the proper treatment of the Consent Payment.

           BACKUP WITHHOLDING AND INFORMATION REPORTING. Subject to the discussion below, in general, information reporting and backup withholding will not apply to payments, including the Consent Payments, made to a Non-U.S. Holder pursuant to the Offer if, among other conditions, such Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our withholding agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A Non-U.S. Holder may generally establish such an exemption by providing a properly executed IRS Form W-8BEN (or successor form) to the withholding agent.

           Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will generally be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability if the Non-U.S. Holder timely follows the required procedures.

           In addition to the foregoing, the amount of interest paid on or with respect to the Notes held by each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments must be reported to such Non-U.S. Holder and the IRS. Copies of the information returns reporting such amounts and withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provision of an applicable income tax treaty or other agreement.

NON-TENDERING HOLDERS

           Under applicable Treasury Regulations, a modification of a debt instrument will result in a deemed exchange upon which gain or loss may be recognized for U.S. federal income tax purposes if the modification is "significant", even if no actual exchange of the debt instrument occurs. A modification of a debt instrument will not be treated as a "significant modification" and, as a result, will not be treated as a deemed exchange unless, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the degree to which legal rights or obligations are altered is "economically significant." Although the Treasury Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financing covenants is not a significant modification, not all of the Proposed Amendments may be considered as accounting or financial covenants. However, the Company intends to treat such Proposed Amendments as not being economically significant. The Treasury Regulations also provide that a modification that releases the collateral for a recourse debt instrument is a significant modification if it results in a "change in payment expectations." A change in payment expectations occurs if, inter alia, there is a "substantial impairment of the obligor's capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification." The Company intends to take the position that the elimination of the collateral and security provisions of the Indenture does not result in a change in payment expectations, but there can be no assurance that the IRS will not take a different position.

           Accordingly, the Company intends to treat the adoption of the Proposed Amendments as not causing a significant modification of the Notes under the Treasury Regulations that therefore should not result in a deemed exchange of the Notes for U.S. federal income tax purposes.

                        INFORMATION AGENT AND DEPOSITARY

           D.F. King & Co., Inc. is serving as Information Agent in connection with the Tender Offer. The Information Agent will assist with the mailing of this Offer to Purchase and related materials to Holders of Notes, respond to inquiries of and provide information to Holders of Notes in connection with the Tender Offer or Consent Solicitation and provide other similar advisory services as the Company may request from time to time. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and any other required documents should be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. HSBC Bank USA has been appointed as Depositary for the Tender Offer.

                                FEES AND EXPENSES

           The Company will pay the Depositary and the Information Agent reasonable and customary fees for their services (and will reimburse them for their reasonable out-of-pocket expenses in connection therewith) and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Offering Materials to the beneficial owners of the Notes. In addition, the Company will indemnify the Depositary and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

           The Company will pay all transfer taxes, if any, with respect to the Notes. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the Holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person signing the Letter of Transmittal or electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the Tender Offer, then the amount of any such transfer tax (whether imposed on the Holder of Notes or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the Total Consideration or Tender Offer Consideration, as applicable, otherwise payable to such tendering Holder. Any remaining amount will be billed directly to such tendering Holder.

                                  MISCELLANEOUS

           Other than with respect to the Depositary and the Information Agent, neither the Company nor any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by the Company or any of its affiliates to provide any information or to make any representations in connection with the Tender Offer, other than those expressly set forth in this Offer to Purchase, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by the Company or any of its affiliates. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information set forth herein is correct as of any time after the date hereof. The Tender Offer is not subject to
Section 14(d) of the Exchange Act or Regulation 14D promulgated thereunder.

                              AVAILABLE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on The Nasdaq Stock Market and you may inspect the reports, proxy statements and other information we file with The Nasdaq Stock Market at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

           The following documents that we previously filed with the SEC are incorporated by reference:

           (1) our Annual Report on Form 10-K for the fiscal year ended January 31, 2003 filed on May 1, 2003;

           (2) our Quarterly Report on Form 10-Q for the fiscal quarter ended April 26, 2003 filed on June 9, 2003;

           (3) our Quarterly Report on Form 10-Q for the fiscal quarter ended July 26, 2003 filed on September 9, 2003;

           (4) our Proxy Statement dated May 16, 2003, relating to the 2003 Annual Meeting of Shareholders;

           (5) our Current Report on Form 8-K filed on March 19, 2003 (Item 5 information only); and

           (6) our Current Report on Form 8-K filed on October 23, 2003.

           We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any requests for documents to Elizabeth Arden, Inc., 200 Park Avenue South, New York, New York, 10003, Attention: Investor Relations.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

           Certain statements in this Offer to Purchase constitute "forward-looking statements" and/or "cautionary statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Forward-looking statements are those which use words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projections" and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements and investors should not place undue reliance on those statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                        THE DEPOSITARY FOR THE OFFER IS:

                                  HSBC BANK USA

               BY REGULAR MAIL, HAND DELIVERY OR OVERNIGHT COURIER
                           Issuer Services Operations
                                One Hanson Place
                                   Lower Level
                            Brooklyn, New York 11243
                            Attention: Paulette Shaw

                           BY FACSIMILE TRANSMISSION:
                                 (718) 488-4488

                                   TELEPHONE:
                                 (718) 488-4475

           Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Additional copies of this Offer to Purchase or the Letter of Transmittal may also be obtained from the Information Agent at the address or telephone numbers set forth below. A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                             THE INFORMATION AGENT:

                              D.F. KING & CO., INC.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005
                     Banks and Brokers Call: (212) 269-5550
                 All Others Call U.S. Toll Free: (800) 859-8508